                                                                   EXHIBIT 10.14

                              INNOTRAC CORPORATION
                  SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

                         2001 PLAN RULES FOR EXECUTIVES

         These 2001 Plan Rules (the "Plan Rules") were adopted pursuant to the Innotrac Corporation Senior Executive Incentive Compensation Plan (the "Plan") by action of the Committee (as defined in the Plan) of Innotrac Corporation (the "Company") administering the Plan on February 14, 2001, and ratified by the Board of Directors of the Company on the same date. The Committee has determined that compliance with the performance-based exception under Code Section 162(m) is not necessary for 2001. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

         Unless and until new Plan Rules are adopted by the Committee, these Plan Rules shall be deemed the Plan Rules for subsequent Plan Years.

1.       Eligibility.

         These Plan Rules apply only to the following individuals eligible to participate in the Plan for 2001 (or, as applicable, a subsequent Plan Year):

         Scott D. Dorfman
         David L. Ellin
         David L. Gamsey
         Larry C. Hanger
         William F. Hendrick

         Once designated as a Participant, the Committee can remove an employee as a Participant with or without cause at any time and the Participant shall not be entitled to any Award under the Plan for the year in which he or she is removed regardless of when during such year he or she is removed.

2.       Definitions. For purposes of the Plan and these Plan Rules:

         (a) "Earnings Per Share" or "EPS" shall mean the earnings per share of the Company (on a consolidated basis) for fiscal 2001, without inclusion of any earnings or losses attributable to Return.com Online, LLC.

         (b) "Revenue" shall mean the gross revenues of the Company for fiscal 2001, excluding any revenues attributable to Return.com Online, LLC.

3.       Calculation and Limitation of Awards

         Each Participant is hereby awarded an Incentive Award under which he will be eligible to receive 100% of the Target Award (which, as defined in the Plan, shall be a percentage of Base Annual Salary) indicated on the chart below if the performance criteria described below are met.

                                                  TARGET AWARD
         PARTICIPANT                       (% OF BASE ANNUAL SALARY)
         -----------                       -------------------------
         Scott D. Dorfman                             100%

         David Ellin                                  60%

         David L. Gamsey                              50%

         Larry C. Hanger                              60%

         William F. Hendrick                          50%

Performance Criteria. A Participant's Award will be computed using three factors: (1) Revenues, (2) Earnings Per Share, and (3) the Participant's achievement of individual goals and objectives as determined by the Committee.

(1) 25% of the Participant's Target Award shall be based on the Revenues achieved by the Company. If the Company attains Revenues of $108 million (as budgeted), the Participant shall be entitled to 25% of the Participant's Target Award. For each one percent (1%) that Revenues fall below $108 million (rounded to the closest whole percentage), the amount payable under this portion of Participant's Award shall decrease by three percent (3%), provided that a threshold level of $72.0 million of Revenues must be attained for any amount to be payable under this portion of the Award. For each one percent (1%) that Revenues exceed $108 million (rounded to the closest whole percentage), the amount payable under this portion of the Award shall increase by three percent (3%) up to a maximum of 133% paid for Revenues of $119.9 million.

(2) 50% of the Participant's Target Award shall be based upon the Earnings Per Share achieved by the Company. If the Company attains EPS of $.41 (as budgeted), the Participant shall be entitled to 50% of the Participant's Target Award. For each one percent (1%) that EPS fall below $.41 (rounded to the closest whole percentage), the amount payable under this portion of Participant's Award shall decrease by three percent (3%), provided that a threshold level of EPS of $.27 must be attained for any amount to be payable under this portion of the Award. For each one percent (1%) that EPS exceed $.41 (rounded to the closest whole percentage), the amount payable under this portion of the Award shall increase by three percent (3%) up to a maximum of 133% paid for EPS equal to at least $.46.

(3) 25% of the Participant's Target Award shall be based upon the Participant's achievement of individual goals and objectives as determined by the Committee.

Examples

Participant A has a Base Annual Salary of $200,000.
Participant A's Target Award is 50%
The Company's Revenues for 2001 were $112 million
The Company had EPS equal to $.39
The Participant met his individual goals and objectives.

The Participant's Award for 2001 equals $95,500, calculated as follows:
         Target Award = $100,000 (50% x 200,000)

         Revenues Portion: 25% of $100,000 = $25,000 Target. Revenues of $112 million = 3.7% above budget (rounded to 4%), so award = 112%. $25,000 x 112% = $28,000.

         EPS Portion: 50% of $100,000 = $50,000 Target. EPS of $.39 = 95.1% of
target (5% below target), so award = 85% of target. $50,000 x 85% = $42,500.

         Individual Performance Portion: 25% of $100,000 = $25,000 Target. Met individual goals, so entitled to $25,000.

         All Awards are subject to further adjustment as provided in the Plan. The Committee may, in its discretion, decrease the amount of a Participant's Award for a year based upon such factors as it may determine, including the failure of the Company or an affiliate to meet certain performance goals or of a Participant to meet his personal performance goals. No Participant's Award shall be increased as a result of any other Participant's Award being decreased. Notwithstanding the above, the maximum Award that may be earned by any Participant for the Plan Year shall not exceed $2.0 million.

4.       Payment of Awards

         As soon as administratively practical and generally within 60 days after the end of the fiscal year, the Committee will determine the amount of the Award for each Participant, calculated in accordance with Section 2 above. In determining Earnings Per Share, generally accepted accounting principles shall be applied on a basis consistent with prior periods, and such determination shall be based on the calculations made by the Company's Chief Financial Officer; provided, however, that the Committee may adjust the Company's financial results as provided in Section 6(a) of the Plan.

         Payment of the Awards shall be made in cash within 60 days after the close of the Company's fiscal year or as soon as practical thereafter.


                                       3